Exhibit 10.1
English Summary of
Stock Purchase Agreement

Party A:  Lin TAN
Party B:  Wonder Auto Limited
Guarantor:  Money Victory Limited

WHEREAS, Party A is a Chinese nationality who is the sole owner of Money Victory Limited (“MVL”), a limited liability company duly incorporated under the law of British Virgin Islands, with business address at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.

WHEREAS, Party B is a limited liability company duly incorporated under the law of British Virgin Islands, with business address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands. The authorized representative of Party B is its Chairman of Board of Directors, Qingjie ZHAO.

WHEREAS, MVL is the controlling shareholder of Nevstar Corporation, a Nevada corporation whose shares are traded on the OTCBB under the symbol “NVSC.OB” (“Nevstar”), and holds 61.75% of the equity interest in Nevstar. Nevstar, through its wholly-owned subsidiary in the People’s Republic of China (“PRC”), Fuxing Hengrui Technology Co., Ltd., is primarily engaged in manufacturing, marketing development, provision and wholesale of glass and glass products.

WHEREAS, Party A agrees to transfer certain part of the equity interest in MVL to Party B and Party B agrees to purchase such equity interest in MVL from Party A.

WHEREAS, the Guarantor agrees to use its investment to guarantee the transfer of the equity interest contemplated hereby.

NOW, THEREFORE, Party A and Party B have reached this Agreement as follows:

1.	Transfer Amount and Consideration

Party A shall transfer 2,249 shares of the common stock of MVL (the “MVL Shares”), constituting 22.49% of the total issued and outstanding stock of MVL (MVL’s total issued and outstanding stock is 10,000 shares, US $1 per share). The consideration for such transfer is U.S.$5,000,000. The Parties hereby agree that upon the closing of the transaction contemplated hereunder, Party A shall hold 77.51% of the equity interest in MVL and Party B shall hold 22.49% of the equity interest in MVL.

2.	Method of Payment for the Consideration

Party B hereby agrees to wire the total consideration of U.S.$5,000,000 to the bank account designated by Party A in one installment within one month (working days) after the execution of this Agreement.

3.	Closing of the Transfer

Party A shall start the process of transferring the 2,249 shares to Party B within three working days after receipt of the consideration made by Party B. Party A shall transfer the ownership of the MVL Shares to Party B within 30 days after the execution of this Agreement. Upon Party B’s written request, Party A shall cause 3,472,222 shares of common stock of Nevstar be transferred to Party B only if permitted by and in compliance with the applicable U.S. securities laws within 30 days. Notwithstanding the above, shares of Nevstar stock may be transferred to Party B only at such time that a transfer of Nevstar stock to Party B may be effected in full compliance with applicable U.S. securities law.

4.	Representations and Warranties of Party A

4.1 Party A owns all the MVL Shares, of record and beneficially, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever, except for any liens or encumbrances that Party A may have against the MVL Shares. Party A has sole control over the MVL Shares or sole discretionary authority over any account in which they are held. MVL owns the Nevstar Shares, of record and beneficially, free and clear of all liens, claims, charges, security interests, and encumbrances of any kind whatsoever, except for any liens or encumbrances that Party B may have against the Nevstar Shares. MVL has sole control over the Nevstar Shares or sole discretionary authority over any account in which they are held.

4.2 Party A has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Party A and constitutes a valid, binding obligation of Party A, enforceable against Party A in accordance with its terms (except as such enforceability may be limited by relevant laws).

4.3 Party A has in connection with the transactions contemplated hereby and all aspects thereof, dealt directly with Party B and has no arrangement or understanding with or obligation to any broker.

4.4 Party B acknowledges and agrees that, except as expressly set forth in Section 5 of this Agreement, Party A makes no representation or warranty in respect of any matter relating to MVL and Nevstar, including, without limitation, the assets, financial condition, liabilities, operations or prospects of MVL and Nevstar, and any such other representations or warranties are hereby expressly disclaimed by Party B. Party B further acknowledges and agrees that Party A is the controlling shareholder of Nevstar and as a result may be aware of certain non-public material information concerning Nevstar.

5.	Representations and Warranties of Party B

5.1 Party B has full right, power and authority to execute, deliver and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by Party B, constitutes a valid obligation of Party B, is legally binding on him and is enforceable against Party A in accordance with its terms (except as such enforceability may be limited by relevant laws).

5.2 Party B is acquiring the MVL Shares for Party B’s own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof.

5.3 Party B may not sell, pledge, or transfer the MVL Shares in the absence of either a registration statement filed with SEC under the Act or an exemption from the registration provisions of the Act.

6.	Make Good Provisions

6.1 Party A hereby covenants that Nevstar’s net income for fiscal year 2008 audited by a qualified auditor in accordance with the GAAP shall be no less than US $10 million and the net income for fiscal 2009 shall be no less than US $ 14 million.

6.2 In the event that the Nevstar’s net income for fiscal year 2008 is less than US $10 million, Party A shall transfer, free of charge, 347,222 shares of Nevstar common stock to Party B on the day when Nevstar files its annual report for fiscal year 2008, provided however, that such transfer of Nevstar shares may be made only in full compliance of the applicable U.S. securities laws

6.3 In the event that the Nevstar’s net income for fiscal year 2009 is less than US $14 million, Party A shall transfer, free of charge, 347,222 shares of Nevstar common stock to Party B on the day when Nevstar files its annual report for fiscal year 2009, provided however, that such transfer of Nevstar shares may be made only in full compliance of the applicable U.S. securities laws.

6.4 Before the filing of the annual financial report for fiscal year 2009, Party A shall hold no less than 1,000,000 shares of Nevstar or 4% of the total outstanding shares of Nevstar. Such shares shall be pledged to secure the achievement of net income thresholds stated above and shall be free and clear of all liens and encumbrances.

7.	Dispute Resolution

All the disputes arising from the performance of this Agreement shall be resolved through friendly consultation among the Parties. In the event that the Parties can not reach agreement within 30 days after receiving a written request from either Party on resolving the disputes, the Parties shall submit the disputes to the International Chamber of Commerce in Stockholm, Sweden for arbitration according to the arbitration rules of the International Chamber of Commerce. The arbitration awards shall be final and have binding effect on the Parties. The Parties shall honor and exercise the arbitration awards. The arbitration fee shall be borne by the losing Party.

8.	Miscellaneous

8.1 Party B shall have the right to approve the appointment of the Chief Financial Officer of Nevstar.

8.2 Party A hereby agrees that Party B shall have the right to request Party A to repurchase the MVL Shares Party B has purchased from Party A. Upon notice from Party B, Party A shall complete such repurchase within 30 days and guarantee an annualized return to Party B of no less than 20% of the amount originally invested by Party B.Party A shall use her assets to secure the obligations for purchasing back the Shares.

8.3 Party A covenants that she shall lend the full consideration of U.S. $5,000,000 to Dollar Come Investments Limited or its subsidiary as their working capital with an annual interest of 8% within 30 days after the execution of the Agreement until Dollar Come and its subsidiary obtains adequate capital.

This agreement has been made in three original sets. Party A, Party B and the Guarantor shall each hold one original set.

After the execution of this Agreement by the three Parties, the rights and interests of Party B shall take into effect immediately.

Party A: Lin Tan	Party B: Wonder Auto Limited
Signature: /s/ Lin Tan	Signature (for and on behalf of Wonder Auto Limited): /s/ Qingjie Zhao
Date: April 5, 2008	Date: April 9, 2008
Guarantor: Money Victory Limited
Signature (for and on behalf of Money Victory Limited): /s/ Hong Tan
Date: April 5, 2008

Rules for the Use of Five Million United States Dollars Loan

WHEREAS, Nevstar or its subsidiary will borrow from its controlling shareholder, Lin TAN, five million United States Dollars (“Loan”), which is the consideration for transferring the equity interest by Lin TAN, to be used for its primary business operation;

WHEREAS, The Board of Directors of Nevstar has yet to exercise the approval power.

NOW, THEREFORE, in order to assure the Loan will be used reasonably and in compliance with the laws and regulations, the controlling shareholder of Nevstar Money Victory Limited hereby establishes the following rules for the use of the Loan:

1.
The Loan, after being wired into the bank account of Nevstar or its subsidiary but before the approval by the Board of Directors of Nevstar, shall still be vested in Lin TAN and Nevstar or its subsidiary is not entitled to use the Loan.

2.
After approval by the Board of Directors of Nevstar, the Loan can only be used in accordance with the appendix signed by Lin TAN and sealed by Money Victory Limited. The Loan cannot be used until such use is jointly approved and executed by CEO and CFO.

3.	Mr. Qiang HAO, CFO, is hereby empowered to veto the use of the Loan.

4.	The Board of Directors of Nevstar is entitled to approve to repay the Loan to Lin TAN.

Money Victory Limited

Signature of Director (for and on behalf of Money Victory Limited): /s/Hong TAN

April 9, 2008

Capital Budget for US $ Five Million (RMB 35 Million) Loan from Shareholder

Unit:10 thousand

No.	Budget Items	Main Content of Agreement	Budget Amount		Time for Payment	Comment
			¥	$
1	Super White Project		1,348.00	192.57
	Among: Pure Granulated Sugar Agreement	50% of the total amount, 10 thousand ton ×RMB 440 / ton	440	62.86	April 8-25	Available till June 20
	Heavy alkali of less salt	2,000 ton×RMB 2,300 / ton	460	65.71	April 8	Available till May 30
	Inner Mongolia coal	3,000 ton×RMB 660 / ton	198	28.29	April 8-25	Available till May 30
	Bleacher	60 ton×RMB 2,3000 / ton	138	19.71	April 8-25	Available till June 20
	Limestone of less iron	900 ton ×RMB 455 / ton	42	6.00	April 8	Available till May 30
	Accessorial materials		70	10.00	April 8
2	Listing Fee		282.50	10.36
	Among: Auditing fee	Annual report for 2007, the first quarter report for 2008	102.5	14.64	April 8	To be reported on May 15
	Fees for purchasing shell company		140	20.00	April 15	To be finished on April 25
	Attorney fee	BVI lawyers, Chinese lawyers, Thelen lawyers	40	5.71	April 8	Working and travel fee
3	Working capital for supplementing 500 tons		1,539.50	219.93
	Heavy oil	2,000 ton×RMB 3,260 / ton	652	93.14	April 8	14 days reserve
	Pure alkali	2,000 ton×RMB 2,180 / ton	436	62.29	April 8	14 days reserve
	Fuxin Coal	3,000 ton×RMB 495 / ton	148.5	21.21	April 15	Available till May 30
	Sandstone	10,000 ton×RMB 138 / ton	138	19.71	April 8-25	30 days reserve
	Material repair fee		165	23.57	April 8-20	Planed repair from April 26- 30
4	Low- E project		330.00	47.14
	Deposit for Low -E line	Total price: RMB 26 million. Deposit: 10% percent of total price	260	37.14	April 8	Shortage of equipments, favorable price
	Setting up fee	Deposit for factory building on August 1: RMB 0.45 Million. Rent: RMB 0.250 Million per month	70	10.00	April 8
	Totals		3,500.00	500.00

Signature (for and on behalf of Money Victory Limited): Hong TAN